                                                                    EXHIBIT 11.1

                                  REMEC, INC.

                       COMPUTATION OF EARNINGS PER SHARE


                                                YEAR ENDED JANUARY 31,          THREE MONTHS ENDED
                                               ------------------------   ------------------------------
                                                1994     1995     1996    APRIL 30, 1995     MAY 5, 1996
                                               ------   ------   ------   --------------     -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                   (UNAUDITED)
Net income...................................  $1,918   $1,428   $1,481         $433              $679
                                               ------   ------   ------      -------         -----------
Weighted average shares outstanding:
  Common stock...............................   4,389    4,401    4,408        4,403             7,759
  Effect of common stock equivalents.........      --       --       18                             68
  Adjustments to reflect requirements of the
     Securities and Exchange Commission
     (Effect of SAB 83)......................      44       44       44           44
  Effect of assumed conversion of preferred
     shares from date of issuance............   1,078    1,078    1,078        1,078
                                               ------   ------   ------      -------         -----------
Shares used in per share calculation.........   5,511    5,523    5,548        5,525             7,827
                                               ------   ------   ------      -------         -----------
Net income per share.........................    $.35     $.26     $.27         $.08              $.09
                                               ======   ======   ======   ==========         =========


                          MAGNUM MICROWAVE CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                                                                       YEARS ENDED
                                                   ----------------------------------------------------
                                                   APRIL 1, 1994      MARCH 31, 1995     MARCH 29, 1996
                                                   --------------     --------------     --------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income.......................................      $1,627              $1,104              $676
                                                       ------              ------            ------
Weighted average shares outstanding:
Weighted average common shares outstanding.......      28,370              24,246            23,178
Common equivalent shares from dilutive common
  stock options..................................         181                 116                60
                                                       ------              ------            ------
Shares used in per share calculation.............      28,551              24,362            23,238
                                                       ------              ------            ------
Net income per share.............................        $.06                $.05              $.03
                                                       ======              ======            ======